Exhibit 10.1

THIRD AMENDED AND RESTATED
RESERVE ACCOUNT AGREEMENT

           THIS Third Amended and Restated Reserve Account Agreement (this “Third Amended Agreement”) is dated as of March 23, 2016 and amends and restates the Second Amended and Restated Reserved Account Agreement dated as of September 28, 2015, which amended and restated the Amended and Restated Reserve Account Agreement dated as of November 14, 2014, which amended and restated the Reserve Account Agreement dated March 31, 2014, each by and among Celadon Group, Inc. and Quality Equipment Leasing, LLC (hereinafter, collectively, “Seller”), and Element Financial Corp. (“Element”). The effective date of this Third Amended Agreement shall be as of March 31, 2014 (the “Effective Date”).

WITNESSETH:

           WHEREAS, Seller is a provider of transportation and logistics services, and in the ordinary course of Seller’s business, Seller, as lessor or lender, enters into lease and finance agreements (each such agreement, a “Vehicle Transaction,” and collectively, “Vehicle Transactions”) with independent owners-operators and business fleets, as lessees or borrowers (collectively and respectively, “Independent Contractors” or “Fleets” (or generically, in either case, “Obligors”), and each, individually and respectively, an “Independent Contractor” or “Fleet” (or generically, in either case, an “Obligor”)) for the lease and/or financing and operation of certain delivery vehicles (“Delivery Vehicles”) used, in the case of Independent Contractors, to provide distribution services to third-party corporate sponsors and used by Fleets (“Fleet Vehicles,” and together with Delivery Vehicles referred to individually and generically, as a “Vehicle,” and collectively, as “Vehicles”);

           WHEREAS, Seller and Element entered into a certain Portfolio Purchase and Sale Agreement dated March 31, 2014 (the “Purchase Agreement”), pursuant to which Seller sold and conveyed to Element all of Seller’s right, title, and interest in and to certain unexpired Vehicle Transactions for Delivery Vehicles by and between Seller and Independent Contractors executed prior to the Effective Date (each such Vehicle Transaction a “Current Transaction,” and collectively, “Current Transaction”), as more fully set forth in the Purchase Agreement;

           WHEREAS, on November 14, 2014, Seller and Element entered into a certain Amended and Restated Program Agreement (the “Amended Program Agreement”) and an Amended and Restated Fleet Program Agreement (the “Amended Fleet Program Agreement,” together with the Amended Program Agreement, the “Amended Program Agreements”), pursuant to which Seller has referred, and will to continue to refer, to Element, Obligors requiring financing or leasing of Vehicles, and, subject to the terms and conditions of the Amended Program Agreements, Element will continue to enter into Vehicle Transactions with such Obligors (each such lease and/or financing, a “Future Transaction” and, together with the Current Transactions, collectively, “Transactions,” and each, individually, a “Transaction”);

           WHEREAS, contemporaneously herewith, in connection with the Purchase Agreement and the Amended Program Agreements, Seller and Element have entered into a Third Amended and Restated Service Agreement (the "Third Amended Service Agreement”), pursuant to which Seller agreed to service Transactions upon the terms and conditions set forth therein;

           WHEREAS, all references in the Purchase Agreement and Amended Program Agreements to the Reserve Account Agreement, Amended Reserve Account Agreement or Second Amended Reserved Account Agreement shall henceforth be deemed to refer to this Third Amended Agreement, and

           WHEREAS, Seller and Element have established a Reserve Account (as defined herein) for Element’s benefit, which Reserve Account will be held to collateralize and provide recourse for potential future credit and asset losses experienced under Current Transactions contemplated by the Purchase Agreement and under Future Transactions contemplated by the Amended Program Agreements, upon the terms and conditions set forth in this Agreement.

           NOW, THEREFORE, in consideration of the mutual promises herein provided, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties to this Third Amended Agreement hereby agree as follows:

AGREEMENT:

ARTICLE I. Creation and Funding of Reserve Account

           1.1      (a)           As set forth in the Purchase Agreement, Seller has established a loss pool or reserve account on Seller’s balance sheet (such loss pool or reserve account is hereinafter defined as, the “Reserve Account”) in the initial amount of ten percent (10%) of the Purchase Price, as defined in the Purchase Agreement, paid to Seller by Element (the “Initial Reserve Deposit”).

                      (b)           Pursuant to the Amended Program Agreements, upon the execution and delivery of any Future Transaction, an amount equal to (i) 10% for Transactions originated pursuant to the Amended and Restated Program Agreement, and (ii) between 5% and 10% for Transactions originated pursuant to the Amended and Restated Fleet Program Agreement, of the lessor’s capitalized cost under such Future Transaction, as reasonably determined by Element (without regard to any discounts in connection with the purchase of the equipment, each such amount, a “Future Reserve Deposit,” together with the Initial Reserve Deposit, the “Reserve Deposits”), shall be added to the Reserve Account. Seller acknowledges and agrees that no payment shall be made to, and no funds shall be deposited with, Seller with respect to any Future Reserve deposit (such additions being only book accounting entries on Seller’s balance sheet). As used herein, the “Reserve Balance” at any time shall be the sum of the Initial Reserve Deposit plus each Future Reserve Deposit minus any Debits.

           1.2.           Seller shall administer the Reserve Account upon the terms and conditions set forth in this Third Amended Agreement. The parties acknowledge that the Reserve Account is created pursuant to this Third Amended Agreement to establish and determine Seller’s recourse liability to Element for Element’s credit and asset losses under the Purchase Agreement and reserves for credit and asset losses with respect to the Future Transactions, as more fully described herein. Seller shall keep a detailed accounting of all Debits and credits as well as potential debits (cashflows having accrued, that will occur upon the expiration or termination of a Transaction) to the Reserve Account and shall make available to Element an accounting of such Reserve Balance on a monthly basis, or as otherwise agreed to by the parties. Though Debits and credits are made against, or to, the Reserve Balance on a Transaction-by-Transaction basis upon expiration or earlier termination of a Transaction (as set forth in Section 2.2 hereof), reconciliation of the Reserve Account shall occur on a Transaction pool basis by Vintage (as defined in Section 2.6 hereof). The total amount of the Reserve Balance credited to the Reserve Account at any time is part of the calculation of Seller’s recourse liability for potential payments that may become due to Element pursuant to the Purchase Agreement and the Amended Program Agreements and is not intended to be a pre-funded cash reserve. Except as expressly provided herein, Seller is not required to set aside or segregate any funds or other assets, including, without limitation any portion of the Purchase Price, to pre-fund or otherwise secure the Reserve Account.

           1.3           The Reserve Account shall be held as security on the terms and subject to the provisions set forth herein for the benefit of the Transactions acquired through the Purchase Agreement and originated pursuant to the Amended Program Agreements. The undersigned agree that any losses experienced by Element with respect to the Transactions exceeding the Reserve Account shall be Element’s sole responsibility, as set forth in the Purchase Agreement and the Amended Program Agreements. The determination of such losses, if any, shall be made on a pool basis by Vintage upon the expiration or termination of the last Transaction within such Vintage. Notwithstanding any other term of this Third Amended Agreement, the Purchase Agreement or the Amended Program Agreements, the undersigned agree that Seller’s ultimate liability under the Transactions, after giving effect to the terms of this Section 1.3, shall not exceed the amount in the Reserve Account. The undersigned further agree that nothing herein shall interfere with Seller’s (as Servicer under the Third Amended Service Agreement) obligation to make Perfect Pay (as defined in the Third Amended Service Agreement) and make payments of Covered Expenses (as herein defined), and Seller shall make all payments required to be made by Seller (as Servicer) under the Third Amended Service Agreement. Because the ultimate liability of Seller to Element with respect to the Transactions is limited to the amount of the Reserve Account, and Seller may advance funds in excess of such amount to make Perfect Pay and pay for Covered Expensed pursuant to its obligations under the Third Amended Service Agreement, Element may, upon expiration or termination the final Transaction in a Vintage, have a repayment obligation to Seller for Seller’s cash advances in excess of its Reserve Account limitation (the “Repayment Obligation”). The Repayment Obligation arises to the extent that Seller (as Servicer):  (a) makes payments as required pursuant to the Third Amended Service Agreement that are in excess of the Actual Collections (as defined in the Third Amended Service Agreement) with respect to a Transaction(s) (the “Servicer Excess Advances”), (b) the aggregate Servicer Excess Advances with respect to all Transactions in a Vintage (as defined in Section 2.6 hereof) exceed the amount in the Reserve Account allocable to such Vintage (the “Seller Excess Payments”), and (c) the Proceeds of the disposition of the Vehicles within such Vintage are insufficient for Seller to recoup the Seller Excess Payments (the Seller Excess Payments not so recouped being, the “Unrecouped Amount”), then Element, upon final settlement of all Transactions in that Vintage, will pay the Unrecouped Amount to Seller.  For purposes of paragraph (c) or this Section 1.3, “Proceeds” of the disposition of any Vehicle excludes the excess of the sum of the sales proceeds for such Vehicle together with any Security Deposit Accruals (as defined in the Third Amended Service Agreement) attributable to such Vehicle over the aggregate of such Vehicle’s then Current NBV (as defined in Section 2(c)(ii) of the Third Amended Service Agreement), the Net Shortfall (as defined in the Third Amended Service Agreement) attributable to such Vehicle and the approved Covered Expenses attributable to such Vehicle.

           1.4           If any one or more of the following events occurs and continues ten (10) days after receipt of notice of the occurrence of said event from Element, then Seller shall, without any further notice or demand from Element, fund an amount equal to the Reserve Balance multiplied by the appropriate percentage listed below into an escrow account for the benefit of Element and shall execute and deliver to Element any agreements, documents, and/or instruments required by Element to perfect Element’s lien on and security interest in such escrow account:

                      (a)           a change in control of either entity comprising Seller, if the Element, in its sole discretion, determines that such event: (i) causes the “risk rating” that Element assigns to either entity comprising Seller to fall below a 5.00, or if the entity acquiring control of either entity comprising Seller, if rated, is rated BB+ by S&P or Ba 1 by Moody’s or lower; in which case the applicable percentage is 25%, (ii) causes the “risk rating” of either such entity to fall below a 5.33, or if the entity acquiring control of either entity comprising Seller, if rated, is rated BB by S&P or Ba2 by Moody’s or lower; in which case the applicable percentage is 50%, or (iii) causes the “risk rating” of either such entity to fall below a 6, or if the entity acquiring control of either entity comprising Seller, if rated, is rated B by S&P or B2 by Moody’s or lower; in which case the applicable percentage is 100%.

                      (b)           the downgrading of the credit rating of either entity comprising Seller, if it or its debt is rated downward, by: (i) one notch (i.e., BB to BB-), in which case the applicable percentage is 25%, (ii) two notches (i.e., BB to B+), in which case the applicable percentage is 50%, or (iii) three notches (i.e., BB to B+, in which case the applicable percentage is 100%;

                      (c)           if Element in sole discretion determines that all actual draws or Debits and potential draws or debits with respect to outstanding Transactions equal or exceed: (i) 50% of the Reserve Balance, in which case the applicable percentage is 25%, (ii) 75% of the Reserve Balance, in which case the applicable percentage is 50%, or 100% of the Reserve Balance, in which case the applicable percentage is 100%;

                      (d)           any one of the following financial triggers respecting Seller, as measured quarterly based on Celadon Group’s audited financials, is met: (i) tangible net worth (“TNW”) or book net worth (“BNW”) drops below: (A) TNW of $225,000,000 or BNW of $325,000,000, in which case the applicable percentage is 25%, (B) TNW of $200,000,000 or BNW of $300,000,000, in which case the applicable percentage is 50%, or (C) TNW of $175,000,000 or BNW of $275,000,000 in which case the applicable percentage is 100%; (ii) current ratio drops below: (A) 1.00x, in which case the applicable percentage is 25%, (B) 0.95x, in which case the applicable percentage is 50%, or (C) 0.90x, in which case the applicable percentage is 100%; (iii) debt service coverage defined as (EBITDA/cash debt payment + cash interest) calculated on a trailing twelve month basis is less than 1.10x, unless specifically waived in writing by Element: (A) on the first such quarterly occurrence, in which case the applicable percentage is 50%, or (B) on the second such quarterly occurrence, in which case the applicable percentage is 100%; (iv) EBITDA for any given quarter falls below $20 million: (A) on the first such quarterly occurrence, in which case the applicable percentage is 25%, (B) on the second such quarterly occurrence, in which case the applicable percentage is 50%, or (C) on the third such quarterly occurrence, in which case the applicable percentage is 100%; or (v) Transaction Adjusted Total Debt to EBITDAR Ratio for any quarter exceeds 5:1: (A) on the first such occurrence, in which case the applicable percentage is 50%, or (B) on the second such occurrence, in which case the applicable percentage is 100%. The term “Transaction-Adjusted Total Debt to EBITDAR Ratio” means, as of the last day of any fiscal quarter, the ratio of the sum of Seller’s total debt plus operating lease obligations, compared to EBITDAR for the four (4) prior consecutive fiscal quarters ending on such day (or on a pro forma basis, if necessary). And

                      (e)           any events pursuant to Section 6 of the Third Amended Service Agreement, 100% of the Reserve Balance.

If at any time, a partial or full cash funding of the Reserve Balance into escrow is triggered, all Security Deposit Accruals (as defined in the Third Amended Service Agreement) collected thereafter shall be deposited into an escrow account for the benefit of Element.

ARTICLE II. Maintenance and Distribution of Reserve Account

           2.1.           Seller’s responsibility to establish and keep an accounting of the funds comprising the Reserve Balance commenced upon the receipt by Seller of the Initial Reserve Deposit. The accounting of the Debits (as herein defined) and credits to the Reserve Balance is distinct from the ultimate cash retention by Quality resulting from the funding of the Reserve Deposits. Seller shall not be required to hold the Reserve Balance in any segregated account, or in an interest bearing account, and Seller shall be permitted to utilize these reserved funds to support Payment Shortfalls and Covered Expenses. This Third Amended Agreement shall continue in full force and effect until the earlier of the maturity or earlier termination of all Transactions, the disposition of all Vehicles subject to such Transactions, and the final reconciliation of the Reserve Account against the last maturing Vintage, at which time this Third Amended Agreement shall terminate.

           2.2.           “Debits” against the Reserve Account shall be made on a Transaction-by-Transaction basis by Seller upon expiration or earlier termination (as described in Section 2(a)(v)(E) of the Third Amended Service Agreement) of each Transaction in the following described amounts and made in the following described order (after the disposition (as described in the Third Amended Service Agreement) of any available Security Deposit Accruals):

                      (a)           the difference between the Current NBV (as defined in Section 2(c)(ii) of the Third Amended Service Agreement) and the net sale or other proceeds of a Vehicle; provided, however, at the discretion of Element and subject to Section 2.5 hereof, if a Vehicle is idle and has not been sold within forty-five (45) days after such expiration or early termination, then the net sales proceeds of such Vehicle shall be deemed to be zero dollars ($0.00);

                      (b)           any Net Shortfall (as defined in the Third Amended Service Agreement) with respect to a Transaction; and

                      (c)           all repair and maintenance expenses incurred in connection with the remarketing, sale or disposition of a Vehicle subject to a Transaction (“Covered Expenses”).

Though Debits are recorded on a Transaction-by-Transaction basis, the reconciliation of the Reserve Account is made on a pool basis by Vintage at the expiration or termination of the final Transaction in a Vintage. At the expiration or termination of the final Transaction in a Vintage, the aggregate Debits in relation to the Transactions in such Vintage shall be distributed from the Reserve Account, to the extent that the Reserve Account is sufficient, in the following described amounts and made in the following described order (after the disposition (as described in the Third Amended Service Agreement) of any available Security Deposit Accruals):

(x)           the aggregate amount of the differences between the Current NBV and the net sale or other proceeds of a Vehicle (but only to the extent that any such amount has not previously been paid by Seller (as Servicer) to Element under the Service Agreement);

(y)           the aggregate amount of Net Shortfalls; and

(z)           the aggregate amount of Covered Expenses.

The end of Vintage reconciliation distributions in paragraphs (x), (y) and (z) above, when distributed at the expiration or termination of the final Transaction in a Vintage, are subject to availability of funds in the Reserve Account relating to a particular Vintage, and the provisions of Section 1.3 of this Third Amended Agreement shall control the ultimate reconciliation payments by and between Seller and Element.

Examples of the above waterfall for cash from the sale/disposal of a Vehicle are attached hereto and made a part hereof as Appendix I, which is attached hereto and made part of this Third Amended Agreement.

           2.3           Upon submission by Element of a demand based upon the payments to be made under Sections 2(c)(vi), (vii) or (xi) of the Third Amended Service Agreement, with reasonable evidence of the losses, costs or expenses incurred or deemed to have been incurred, Seller shall Debit the Reserve Account for the full amount of such payment under Sections 2(c)(vi), (vii) or (xi) of the Third Amended Service Agreement.

           2.4           Other than to rely upon Seller as servicer to make commercially reasonable efforts to obtain possession of any Vehicle subject to a Transaction following a default thereunder or the expiration thereof, Element shall not be required to pursue any remedies or rights available to Element under such Transaction or applicable law, including without limitation, instituting any law suit or other legal claim against any Obligor prior to making a demand.

           2.5           Proceeds of any Vehicle sold in a Positive Value Transaction (as defined in the Third Amended Service Agreement) shall not result in a credit to (the replenishment of) the Reserve Account, with the exception of instances described in Section 2.2(a) hereof, where the Vehicle is deemed to be sold for net proceeds of zero ($0.00) and the Vehicle is subsequently sold. In such instances, an amount of sales proceeds, not to exceed the sum of (a) the then Current NBV (as defined in Section 2(c)(ii) of the Third Amended Service Agreement), (b) all approved Covered Expenses and (c) any Net Shortfall (as defined in the Third Amended Service Agreement, the sum being the “Full Return Amount”) shall be paid to Seller and added to the Reserve Account. Any proceeds of such Vehicle sale in excess of the Full Return Amount shall be divided equally between Seller and Element.

           2.6           The parties shall account for all Transactions that commence within a calendar year in separate pools of the Reserve Account; such Reserve Account pools and the Transactions originally related thereto (including Remarketed Transactions and Rewritten Transactions relating to the original Transactions, irrespective of the calendar year in which such Remarketed Transactions and Rewritten Transactions commence), are herein referred to as “Vintages”. Excess amounts in the Reserve Account relating to one Vintage (in excess of Debits for such Vintage) may be used to offset losses in other Vintages. The portion of the Reserve Account attributable to a Vintage will be reconciled and paid out when all Transactions in that Vintage have expired or have been terminated. If following the aforementioned reconciliation, excess amounts attributable to such Vintage remain in the Reserve Account, then such excess amounts may be released from the Reserve Balance, but only if the remaining available amount in the Reserve Account relating to all other Vintages exceeds 50% of the original Reserve Balance relating to such Vintages, and the remaining available amounts in the Reserve Account for each remaining Vintage is no less than 75% of the original Reserve Balance relating to such Vintage (otherwise the excess amounts will be retained in the Reserve Account). For purposes of this Section 2.6, 2014 and 2015 shall together be treated as a single Vintage.

ARTICLE III. General Provisions

           3.1           All notices, requests, demands and other communications authorized or required by this Amended Agreement shall be in writing, shall be delivered by personal delivery, by facsimile, or by overnight delivery service and shall be delivered to each party at the following addresses (or at such other address as any party may designate in writing to the other parties):

If to Seller:

Quality Equipment Leasing, LLC
Attn: Eric Meek, CFO
9503 E. 33d St.
Indianapolis, IN 46235
Ph: (317) 972-7000
Fax: (317) 829-6375

With a copy to:

Celadon Group, Inc.
Attn: Kenneth L. Core, General Counsel
9503 E. 33d St.
Indianapolis, IN 46235
Ph: (317) 972-7000
Fax: (317) 829-6390

If to Element:

Element Financial Corp. (USA)
Attn: Rene Paradis, CAO & CFO
655 Business Center Drive
Horsham, PA 19044
Ph: (267) 960-4061
Fax: (267) 960-4001

           3.2           This Third Amended Agreement, including all referenced documents and appendices, constitutes the entire agreement of the parties with reference to the subject matter hereof. It supplements but does not supersede the existing Purchase Agreement and Amended Program Agreements and accompanying documents. The terms of this Third Amended Agreement may not be changed, waived or modified except by written agreement signed by both parties specifically stating that such writing is an amendment to this Amended Agreement.

           3.3           Failure by either party to insist upon the other party’s performance under this Third Amended Agreement or to exercise any rights or privilege herein shall not be a waiver of any of the rights or privileges provided for in this Third Amended Agreement.

           3.4           There shall be no assignment or transfer, in whole or in part, of any right, duty, responsibility or obligation contained in this Third Amended Agreement, unless such assignment or transfer is agreed to by both parties in writing; provided, however, that (a) Seller acknowledges and agrees that any or all of the Current Transactions and/or titles to Delivery Vehicles subject thereto may be acquired by, or assigned to, a trust wholly-owned by Element (the “Trust”) and any Future Transactions, and/or titles to Vehicles subject thereto, may be originated by, or assigned to, the Trust and all such Transactions shall constitute Transactions for all purposes of this Third Amended Agreement, (b) Element may assign its right to receive payment hereunder to one or more parties providing financing for the purchase of the Current Transactions or the origination of the Future Transactions, (c) Element may sell and assign to one or more parties, Element’s rights, title and interest in and to one or more of the Transactions, and (d) notwithstanding any such assignment to, or origination by, the Trust, any such assignment to one or more financing sources or the sale or assignment of any Transactions to any parties, Element and Seller shall remain responsible and liable for all of their respective obligations hereunder, and Seller shall have no claim against the Trust, such financing source or assignee of Element.

           3.5           Subject to the terms and conditions of the Third Amended Service Agreement, Seller and Element acknowledge that Seller will act as servicer with respect to any Transaction assigned to, or originated by, the Trust or any Transaction assigned to any party and any Covered Expenses incurred by Seller in such capacity as servicer with respect to any such Transaction shall constitute Covered Expenses for all purposes of this Third Amended Agreement. In addition to the foregoing, Seller and Element agree that, in the event Element terminates Seller as servicer with respect to any or all Transactions pursuant to Section 6 of the Third Amended Service Agreement, any and all fees and expenses incurred by the replacement servicer in connection with any such Transaction(s) shall constitute Covered Expenses for all purposes of this Agreement.

           3.6. This Third Amended Agreement shall be governed by and construed in accordance the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of laws provision. The parties hereto agree to the exclusive jurisdiction and venue for any disputes, actions, or proceedings arising hereunder of the United States District Court for the Eastern District of Pennsylvania or, if the jurisdictional minimum amount or diversity requirement, is not met, then the Pennsylvania State Court in the Montgomery County Court of Common Pleas.

           3.7           The terms of this Third Amended Agreement and its conditions, provisions and all information herein shall not be disclosed by either party to persons other than its directors, officers, employees, agents, attorneys, accountants and auditors. The provisions of this paragraph shall survive termination, expiration or cancellation of this Third Amended Agreement. herein shall restrict a party from disclosing any portion of such information on a restricted basis pursuant to a judicial or other lawful governmental order and Element may disclose the terms conditions of this Third Amended Agreement to the Trust, to any party in connection with arranging financing for the purchase of the Current Transactions or the origination of the Future Transactions or to any party to whom Transactions are sold and assigned.

           3.8           If any of the provisions of this Third Amended Agreement is held to be unenforceable or invalid by any arbitrator or court or tribunal of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby and the rights and obligations of the parties under this Third Amended Agreement shall be reduced only so much as necessary to remove the illegality.

           3.9           Each of Element and Seller agrees to execute and deliver promptly to the other all such further instruments and documents as may reasonably be requested by the other in order to carry out fully the intent, and to accomplish the purposes, of the Transactions referred to herein.

           3.10           This Third Amended Agreement may be executed in any number of counterparts with the same effect as if all such parties executed the same document. Each person signing below verifies that they have the authority to bind their respective party. This Third Amended Agreement shall become effective when each party hereto shall have received the counterpart thereof signed by the other party hereto. A facsimile signature on this Third Amended Agreement is as valid as an original signature.

           3.11           This Third Amended Agreement shall be binding upon the parties hereto and their respective successors.

           3.12           SELLER AND ELEMENT WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY MATTER ARISING UNDER OR IN CONNECTION WITH THIS THIRD AMENDED AGREEMENT.

           IN WITNESS WHEREOF, Seller and Element, have caused this Third Amended Agreement to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.

SELLER:

CELADON GROUP, INC.		QUALITY EQUIPMENT LEASING, LLC

By:	/s/ William Eric Meek	By:	/s/ Leslie Tarble
Name:	William Eric Meek	Name:	Leslie Tarble
Title:	President and COO	Title:	CFO

ELEMENT:

ELEMENT FINANCIAL CORP.

By:	/s/ Donald P. Campbell
Name:	Donald P. Campbell
Title:	CEO

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